COFFIN COMMUNICATIONS
                                                      Moderator: Louis Silverman
                                                             7-28-03/12:00 pm CT
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                              QUALITY SYSTEMS, INC.

                           Moderator: Louis Silverman
                                  July 28, 2003
                                   12:00 pm CT

Operator:         Good afternoon. My name is Mandy, and I will be your
                  conference operator today. At this time I would like to welcome everyone to the Quality Systems' Fiscal 2004 First
                  Quarter conference.

                  All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the # key.

                  Thank you, Mr. Silverman. You may begin your conference.

Louis Silverman:  Thank you, Mandy.

                  Welcome to Quality Systems' Fiscal Year '04 First Quarter conference call. I'm once again today joined by Greg Flynn, Executive Vice President and General Manager of our QSI Division; Paul Holt, our CFO; and Pat Cline, President of the NextGen Healthcare Information Systems Division.

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                  Please note the comments made on this call may include
                  statements that are forward-looking within the meaning of the securities laws including statements related to anticipated industry trends, the company's plans and strategies, and projected operating results. Actual results may differ materially from our expectations and projections. And you're asked to refer to our SEC filings including our Forms 10K and 10Q for discussions of the risk factors that could impact our actual performance. Please also note that the company's past performance is not necessarily indicative of future performance.

                  In the quarter the company achieved record revenue performance and the company set a new earnings record. First quarter revenue totaled $16.3 million, up 33% over the prior year. Earnings per share of 35 cents per share exceeded prior year by 35%.

                  As noted in our press release, the quarter's top and bottom line results were largely driven by strong performance in our NextGen Healthcare Information Systems unit. The $12.2 million in revenues attained by the division for the quarter represented an approximate 50% increase on a year-over-year basis. Operating income at NextGen came in at 62% ahead of the prior year's figure.

                  Our EDI unit narrowly set a revenue record, and at $1.9 million showed growth of 16% on a year-over-year basis, which incorporated 79% year-over-year growth at NextGen and flat year-over-year performance within the QSI division.

                  The QSI division's revenues of $4.1 million were lower than levels attained in prior quarters and were off of our internal standards. Gross margins were improved versus prior quarters, however, and the improved gross margin combined with continued restrained spending in the division helped the

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                  division's operating margin, which came in at 26%, much closer to our historical levels.

                  Corporate expenses came in at approximately the level of the prior two quarters. This quarter's corporate expenses were driven in large part by higher professional services expenditures as well as higher insurance costs.

                  Cash and cash equivalents increased to a record $39 million during the quarter, up from $36.3 million in the prior quarter.

                  Average headcount for the quarter was 271, which taken with the quarter's revenue generated an annualized revenue per employee figure of $234,000 a year, also a record.

                  There were no stock repurchases during the quarter.

                  Since our last call the company gained inclusion into the Russell 2000 Index.

                  Also since our last call one of our directors, Emad Zikry, announced his resignation from the Board. Subsequently Mr. Zikry asked to be considered as a candidate to fill his own vacated Board slot, and the Board's nominating committee recommended and the Board of Directors approved Mr. Zikry being placed on the slate of directors to be voted on by shareholders at the company's annual meeting, which has been scheduled for September 24, 2003. As a result of Mr. Zikry's resignation from the Board, Bud Small, an existing director, has joined the Board's audit committee.

                  The performance of the company for the quarter and in particular the performance of the NextGen division exceeded our internal expectations. I want to thank all members of our team for their individual and collective

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                  contributions to our results. I also want to take a moment and clearly point out to current and/or prospective investors that while we're extremely pleased with the quarter's performance and while we remain committed to working hard, there are absolutely no guarantees that the company or either of its divisions will sustain or exceed the types of performance turned in during this quarter.

                  I will now turn the call over to Paul Holt, CFO, for additional financial texture on the quarter.

Paul Holt:        Thanks, Lou, and thanks to all those who are joining us today.

                  This quarter is characterized as one of our strongest ever in terms of growth in systems sales revenues, which grew to $9.5 million this quarter, an increase of 48% compared with the prior year and 14% over the prior quarter. Our performance in this category was driven by record growth from NextGen on a dollar basis and near record growth on a percentage basis. Systems sales in the NextGen division grew 21% during the quarter to $9 million compared to $7.4 million last quarter.

                  Note: Year over year and sequential growth rates in system sales revenue were inadvertently understated on the conference call at 32% and 8% respectively. The corrected figures have been inserted into the text above.

                  Our maintenance and other revenue for the quarter was $6.8 million, up 16% compared to $5.8 million reported a year ago. On a year-over-year basis ,NextGen experienced strong growth rates in maintenance and EDI revenues. However, the lack of growth from the QSI division tempered the overall growth rate in this category.

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                  Our gross profit margin this quarter came in around at the higher end of our historical range at 59-1/2% of revenue. As I've often mentioned in prior calls, the primary factor influencing our gross margin percentages is the level of hardware and third-party software content included in our systems sales.

                  SG&A expense as a percentage of revenue was slightly lower at 29.1% this quarter compared to 29.8% in the prior year. Total SG&A expense increased to $4.7 million in this quarter compared to $3.7 million a year ago. The largest contributor to this increase in SG&A expense was an increase in selling related expenses at the NextGen division as well as the higher corporate related expenses.

                  R&D expense came in at $1.4 million. This compares to $1.1 million a year ago. All of the increase in R&D expense was related to the NextGen division.

                  Our effective income tax rate declined to 38.3% this quarter. This compares to 39.4% a year ago. And as we've discussed in recent quarters, the company is taking research and development tax credits, which is resulting in a lower effective tax rate.

                  Moving over to divisional performance, as Lou's mentioned, we're quite pleased with the NextGen division reporting its highest-ever quarterly revenue and operating numbers. The Dental division reported its revenue at $4.1 million and operating income of $1.064 million. As Lou has mentioned, higher gross profit margins at that division helped the division continue to provide a significant contribution to profits.

                  Moving on to the balance sheet, I'll just highlight three areas. Our average day sales outstanding moved up a day to 107 days this quarter, as compared to

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                  106 last quarter. And for those of you who are tracking this, our DSOs by division are 73 for the QSI division and 118 for the NextGen division.

                  Although our cash collections activity during the quarter was strong, the company sold a significantly higher amount of new contracts for services and software this quarter resulting in both higher receivables and deferred revenue balances. The increase in our DSO number is attributable to the increase in deferred services, which are reported both in receivables and deferred revenue. Total deferred revenue stood at $14 million at the end of the quarter.

                  Quarter end cash, as Lou mentioned, was $39 million or $6.33 per share. This compares to $36.4 million just one quarter ago or $5.92 a share.

                  The company generated $3.2 million in cash from operations this quarter. And for those of you who are tracking this, our non-cash expenses for the quarter break down as follows: amortization expense $63,000 for QSI division, $291,000 for the NextGen division for a total amortization expense of $354,000; depreciation expense $42,000 for QSI and $176,000 for NextGen, for a total of $218,000.

                  Our investing activities for the quarter were as follows: capitalized software $76,000 for the QSI division and $549,000 for NextGen, $625,000 total; fixed assets $3,000 QSI and $172,000 for NextGen for a total of $175,000.

                  I'd like to thank all of you for being on the call and your interest in our company. I'm going to turn things over to Greg Flynn, Executive VP and General Manager of our QSI division, who will provide an update on the QSI division.

Greg Flynn:       Thank you, Paul.  Good day to you all.

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                  As mentioned, revenues for the quarter were approximately $4.1 million. Despite the somewhat lower revenue versus last quarter, profitability for the QSI division for the quarter was virtually comparable to the prior quarter due to the positive mix of hardware and software within our sales. As I have said before, QSI's mix of hardware and software is variable quarter-to-quarter and is, of course, driven by our clients' needs.

                  On the EDI front we continued our growth trend with revenues reaching a record of approximately $1.95 million for the quarter. This represents a year-over-year growth of approximately 16% for the quarter and, I believe of great significance, a year-over-year growth of approximately 79% for sales of EDI to the NextGen division client base. We continue to view the NextGen base as a fertile avenue for new sales of EDI. As you know, the company's EDI function is implemented and facilitated out of the QSI division.

                  To note, on the product sales front there were several upgrades again in this quarter of our CPS product among existing users. Also again QSI continued its client sales penetration with our data miner reporting software and enhanced user interface screens. Additionally we have a number of new product ideas on our development drawing boards.

                  QSI's sales pipeline again remains virtually unchanged at $3.75 million. We define our pipeline as sales situations where QSI is in the final three based on our judgment of purchase choices, and where we believe that the sale will occur within 180 days. Our sales staffing level also remains unchanged.

                  As always, I would like to thank those of you on our call for your interest and support of our company. Now I would like to turn the discussion over to Pat Cline, President of our NextGen division.

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Pat Cline:        Thank you, Greg.  Hello, everyone.

                  NextGen has now set a record in every quarter dating back into calendar year 2001. We're very proud of our continued performance.

                  Last quarter NextGen signed 42 agreements, 38 of these agreements were with new customers. The company's moving along very well with respect to a number of new product development initiatives. And we're very excited about our progress in this area.

                  Our sales force remains at 22, though we have another new sales rep starting next week.

                  Our pipeline is presently at $31 million. This number represents the total value of prospective deals that we're tracking where our confidence level is 50% or better than the customer will buy NextGen within about 120 days.

                  In closing, I'd like to say thanks again to the NextGen team for delivering another record performance.

                  Operator, we're ready for questions.

Operator:         To ask a question, please press star then the #1 on your
                  telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from Alfred Filscov.

Alfred Filscov:   Yes, hello.  Can you hear me?

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Pat Cline:        Yes.

Alfred Filscov:   Okay fine. First of all congratulations - super quarter, very, very strong in all areas. Balance sheet and P&L looks great.
                  And from that standpoint I really just have a couple of very small kind of knit-picky questions here.

                  One of them, just looking at the balance sheets I just wondered why the major swings in the inventory between quarters. Is that third-party type of stuff that you have and then ship out?

Paul Holt:        Yes, we sell hardware and third-party software. And that just has to do with the timing of transactions, if we're carrying inventory. We generally don't carry a whole lot of inventory.

Alfred Filscov:   Okay, one simple one - secondly, beautiful gross margins, I mean, they've just been improving each quarter here. At some point you can't keep going up like that. What do you feel the future looks like on the margins and how about competition there?

Louis Silverman:  We've historically reported on our calls that the margins stay in a reasonable band. And they move within that band quarter to quarter based on our sales mix. And we have been resolute in not providing any particular guidance in terms of where we see the gross margins moving. We have tried to at least suggest that there seems to be a band. It is variable with the mix of our sales. And that's what history has proven out.

Alfred Filscov:   Well thank you. That's the - yes, they've been very, very
                  consistent actually, but always looking better.

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                  And last question, which is on the balance sheet again an area that I'm just not too familiar with - under your current liabilities you list the deferred revenue or I think you've also called it the fast deferred service revenue. What is that, and how do you actually handle it? How do you amortize it, or get rid of it, or see it as revenue?

Paul Holt:        Well, deferred revenues come principally from two areas.
                  Implementation and training services, which relate to our software are services that we have sold as part of our sale of software. And we have not rendered those services quite yet, so those have to remain in deferred revenue. As those services are rendered, they are amortized into the income statement.
                  They also come from maintenance, which we will bill in advance. So if we're billing in advance, we can't call that revenue until the maintenance period has expired. So as the period expires, that will be amortized into the income statement.

Alfred Filscov:   Okay. Thanks a lot. I appreciate it, and good job.

Louis Silverman:  Thank you.

Pat Cline:        Thank you.

Operator:         Your next question comes from Brandon Osten.

Brandon Osten:    Hi, guys.

Paul Holt:        Hi there.

Brandon Osten:    Congratulations. Obviously the stock's telling you you
                  surprised a lot of people this morning.

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Greg Flynn:       Thank you.

Brandon Osten:    A couple of quick questions - you guys kind of ran off a bunch of numbers there. I didn't get all of them. What was the headcount QSI versus NextGen?

Louis Silverman:  We didn't break that out, Brandon. We have historically just given a total company headcount.

Brandon Osten:    Okay. Did you break out your operating margins out of NextGen?
                  I know you gave us the operating margins for QSI.

Paul Holt:        We can, Brandon. NextGen was, to be exact $3,359,000, the
                  operating income.

Brandon Osten:    Three million 259, which amounts to - so it's about 25%
                  roughly.

Lou Silverman:    Yes, 3-3-5-9.

Brandon Osten:    3-3-5-9 - okay.  Thank you.

                  Can we talk a bit about the QSI division? I guess it's been a bit of a rough spot the last couple quarters. If you backed out the NextGen EDI part of the business, QSI by my calculations would be down - what would that be, like $300,000 from Q1 of last year? You know, what are the issues facing you guys there? And is that expected to persist?

Greg Flynn:       Well actually in the numbers I reported we do not include the
                  NextGen EDI. Those were...

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(Brandon Osten):  Oh sorry.

Greg Flynn:       ...within the NextGen division.

                  To answer your second question, we're facing continued challenge within the consolidator market, if you've watched that at all. Those are the large dental multi groups, if you will, that have had financial challenges is the best way to term it.

Brandon Osten:    Okay. So on the EDI side so NextGen was like $700,000 and
                  dental was $1.2 million on EDI - is that right?

Louis Silverman:  The specific numbers that I'm showing, (Brandon), are 1.34 for the QSI division and just shy of $600,000 for the NextGen division.

Brandon Osten:    Okay. And just two questions on NextGen, and then I'll see if
                  I can circle around later. On the NextGen practice management versus electronic medical records management, what's driving the sales right now? Is there sort of a - is it still a 50/50 split? Or I guess last quarter you said you were kind of 60/40 in favor of practice management. You know, what's driving the division? And are you still seeing the same drivers in EMR? I know Cerner was talking a lot about it and something about there's a new standard coming in in 2004 in that area. Maybe you can talk about what's going on in that sector.

Pat Cline:        Okay. At a 50,000-foot level we see the mix as reasonably
                  stable; close to 50/50. In the quarter that we just reported and probably in the current quarter we will tend toward practice management a little bit more than electronic medical records because of what's going on with the HIPAA transaction standards and the compliance date, which is the middle of October. A lot of people that have older legacy practice management systems are still struggling

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                  to catch up to comply with those standards. We have a number of new customers with accelerated implementation programs.

                  With that said, the EMR market remains very strong with a lot of interest. There's a lot of government focus and industry focus on it. And the market is heating up. So on a go forward basis certainly, as we get through October, we see nothing but good things there.

Brandon Osten:    Okay. And then last area here just has to do with business model scalability on the NextGen side. I guess last quarter I think I asked you guys can you keep growing this area at 40%, and you said you think so. And I know there's a professional service aspect to the NextGen sales. And I'm curious, because you managed to pop back up to 50% - huge based over what you did in Q4 - are you people constrained? Like how much business could you actually do in a quarter with the amount of people that you have at this point?

Pat Cline:        We think we do have scalability. We're always strained for people, as any young, rapidly growing company is. People are obviously a very, very important resource. We're hiring and training and retaining as best we can.

                  With that said, we don't see implementations and training as a big bottleneck. We're not upsetting customers because we can't get to them. We think we're balancing our resources very, very well.

                  To scale much faster would require an increased focus on rendering services in unique ways. And we're doing just that with more Web-based training, automated training, classroom training, third-party relationships are leveraged as well as we need to. So we're pretty confident in our ability to scale this thing.

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Brandon Osten:    But you don't feel restrained in any way.

Pat Cline:        We don't.

Brandon Osten:    Okay. Thanks a lot, guys. I'll circle around.

Operator:         Your next question comes from Sean Weiland.

Sean Weiland:     Hi, guys. I wanted to dive into again NextGen and the 42 deals that were signed. Can you give us an idea of average deal size, how many average number of physicians per practice that you're signing, and then what's the minimum and maximum there?
                  And can you tell us how many of those deals included an EMR and how many of them were just practice management?

Pat Cline:        Sean, this is Pat. I don't have that data in front of me,
                  though I'd be happy to provide it.

                  Paul, can you add anything?

Paul Holt:        Sean, I don't have it right in front of me either. This
                  quarter we did have some large deals, some medium sized deals.
                  It's kind of hard to characterize. You know, every quarter we will have a mix of deals, some larger, some smaller.

Sean Weiland:     Okay. How many of the deals are under this fast track
                  implementation to get live by the HIPAA - by October 16th?

Pat Cline:        I'm going to say between 5 and 10. That's a reasonable guess.

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Sean Weiland:     Okay. And when's the deadline, if you will, for, you know, if you haven't bought by such and such a date, we can't help you out by October 16th?

Pat Cline:        We have not set a deadline, though we have created some unique fast track programs. I think we may be signing deals as late as the end of September with an implementation - a go live date in the middle of October. And I'm using the Y2K timeframe as my guide. During the Y2K timeframe we brought practices live within weeks of their contract and not months and years.

Sean Weiland:     So do you see - what's your outlook in terms of number of
                  deals going forward? Do you think it may continue to accelerate up until HIPAA and then level off or decline a little bit? Do you have any sense for that gauging by the $31 million pipeline?

Pat Cline:        I don't think it'll increase dramatically up until HIPAA, and
                  I don't think it will decrease dramatically afterwards. HIPAA is helping to drive some sales on the practice management side, but we've got a very strong base of prospects on the medical records side and even customers that don't have a HIPAA issue but are looking longer term on the practice management side.

Sean Weiland:     Okay. Paul, just a quick question for you - what was the
                  software R&D capitalization rate last quarter? It looks like it comes out to about 31% this quarter.

Paul Holt:        Well, I gave out what we capitalized...

Sean Weiland:     Right. So you did $625 this quarter. Do you remember what you did last quarter? If you don't know it off the top of your head, that's fine.

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Paul Holt:        In total it was about $468,000 last quarter.

Sean Weiland:     Okay. And any reason for the increase there?

Paul Holt:        As Pat was mentioning, we have some ongoing projects, some relatively new projects that we've initiated to further enhance the product that is driving some of that increase.

Sean Weiland:     Okay. And Lou, is there an update on - last quarter you were talking about this two quarter or six month project that you were working on that would increase that expenses for, you know, a certain period of time. Is there any update on that?

Louis Silverman:  Well just to correct how I phrased this, I mentioned that corporate expenses were up. I've mentioned that for the last couple of quarters. And I mentioned that the increase was driven in some portion by some corporate projects that I was not going to elaborate on.

                  And at this point I would say that I would continue to hold that position that I won't be elaborating on that topic. But I will say that our corporate expenses, as I mentioned at the outset of the call, are up, and they're up for a variety of different reasons. As many people can appreciate, things like insurance costs are going up. We continue to have increased calls on our resources from our professional service relationships. So where I am at this point and I don't want to be in the business of giving guidance on any elements of our numbers because they're all fairly variable - that given what I've seen over the last few months that corporate expenses are likely to remain at higher than historical levels on a go forward basis. Exactly how high is very hard to say.

Sean Weiland:     All right. Thanks a lot, and great job on the quarter.

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Louis Silverman:  Thanks, Sean.

Pat Cline:        Thank you.

Greg Flynn:       Thank you.

Operator:         Your next question comes from Andrew Shapiro.

Andrew Shapiro:   Hi. If you could clarify, because we were under the
                  understanding of the past quarters the inclusion of EDI was in the QSI division, and Greg just said that NextGen EDI is accounted for into the NextGen revenues, is this a change in policy, or has it always been this way and just communicated in a - how does it work? You've got $1.9 million in EDI broken out with $600 and $1.34 I think you just mentioned.

Paul Holt:        Andy, this is Paul. No, we've always done it that way. We've always had NextGen's customers belong to NextGen. And they were accounted for in the NextGen division.

Andrew Shapiro:   So the $600,000 is in the $12.2. Is that right?

Paul Holt:        Yes.

Andrew Shapiro:   And the $1340 is in the $4110.

Paul Holt:        Yes.

Andrew Shapiro:   And it's that way historically, so we can just change our
                  formulas on our spreads here. Is that right?

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Louis Silverman:  Yes.

Paul Holt:        Yes.

Andrew Shapiro:   Okay. Secondly, if I understood you correctly, in your script you said that Director Zikry resigned and then came back onto the Board. Can you elaborate a little bit more on that kind of strange behavior?

Louis Silverman:  Well let me clarify, and let me not put value terms on it. The clarification is that he did resign from the Board and then requested that he be considered to fill the then vacant Board seat. So to be absolutely accurate about it, he is not currently a Board member. But he is on the slate to be considered by shareholders, when they vote on the nominees for the Board in concert with the shareholder meeting to be held in late September.

Andrew Shapiro:   And how long has he been off the Board? Isn't an 8k filing required when a Board member resigns?

Louis Silverman:  He resigned from the Board at the very end of May, if my memory serves. And we operated in lock step with our counsel in terms of what the filing requirements are and are not. And to the best of our counsel's knowledge and, therefore, ours, there was no filing requirement on that item.

Andrew Shapiro:   That's surprising. Okay.

                  And (Bud) Small moved to the Audit Committee. Zikry's no longer on the Board at present. But the Nominating Committee has added him to the company nominated slate. Is that right?

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Louis Silverman:  That's accurate.

Andrew Shapiro:   Okay. The revenues for the quarter had really nice growth
                  relative to last quarter's revenues. But it was a little bit surprising, since we have had SG&A running at a higher level than normal for the undisclosed reasons that you have summarized, to see that the SG&A levels had to rise at basically a faster pace than even the revenues rose quarterly and that SG&A is a higher percentage of revenues this quarter, June, versus the March quarter. Is the accelerated increase in the SG&A expenses related to these undisclosed strategic professional service things? Or were they related to the insurance side? Is insurance rising faster than your sequential revenue growth?

Louis Silverman:  Paul may have some additional comments on this, Andy. But basically in his prepared comments Paul went through the fact that there were a number of drivers to the increase in SG&A expense. We have added headcount. When you have a good quarter, your selling expenses go up. And those are from my seat, at least, good things.

Andrew Shapiro:   Those are variable though, right?

Louis Silverman:  But in SG&A.

Andrew Shapiro:   Yeah.

Louis Silverman:  Yes, that is all correct.

Andrew Shapiro:   What I'm getting at is last quarter SG&A as a percent of sales was 28.3%. This quarter SG&A as a percent of sales is 29.1% meaning the SG&A went up at a faster pace than your sequential revenue growth.

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Louis Silverman:  Right.

Andrew Shapiro:   Okay. So I'm trying to get a handle on in terms of where the costs are rising at such fast sequential pace.

Paul Holt:        Andy, this is Paul. Commissions expenses are variable. As I had mentioned, we had a slightly higher commission rate so to speak because those things move around as well. So you have to factor that in. That would explain some of this.

Andrew Shapiro:   And is the undisclosed professional services fees, are they accelerating? Are they at a higher pace than they were last quarter?

Louis Silverman:  I'd like to once again try to do a clarification here, Andy.
                  In the prior quarters I had mentioned, again, among a number of factors driving corporate expenses was a corporate project that I was not prepared and am not prepared to comment on.

Andrew Shapiro:   Sure.

Louis Silverman:  In this quarter I mentioned that we did have some increases in our professional services fees. I didn't intend to have those two linked.

Andrew Shapiro:   Oh okay. So then the costs that were regarding those other activities, they continue still at present.

Louis Silverman:  They continue. The amount will vary a little bit in here.

Andrew Shapiro:   Were they higher this June quarter versus the March quarter?

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Louis Silverman:  I'm not prepared to comment on the granularity.

Andrew Shapiro:   Okay. I mean, I guess I'm expressing a little bit of
                  disturbance with the increase - with such nice revenue growth to have the increase in the SG&A side be in excess of that chews into the scalability or the economies of scale that we expect or hope to see from this business.

Louis Silverman:  Certainly members of the management team are aware of that phenomenon. And while there are no guarantees in terms of exactly how each quarter comes in, we are now, as we have been, working very hard to at least attempt to make sure that we're leading with revenues and following with expenses as opposed to vice versa. We do have some places where we have needed to increase our headcount or increase our spend level, and we have tried to do that in a way that is respectful of our shareholders and all of that.

Andrew Shapiro:   It appears in R&D that actually that goal has been achieved.

Louis Silverman:  Well I appreciate your sense of that.

Andrew Shapiro:   No, R&D it's being achieved. It's just in the SG&A side. You haven't had any reallocations from R&D to SG&A at all, have you?

Louis Silverman:  Our methodologies have been consistent, Andy.

Andrew Shapiro:   Okay. Well just hopefully you can get the SG&A line to be
                  operating like your R&D line. Thank you.

Louis Silverman:  Thanks.

Operator:         Your next question comes from (Mike Crawford).

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Mike Crawford:    Pat, I think you've said that EMR and EPM revenues were about equal this quarter.

Pat Cline:        I commented more in general that I think it's been running in a range for the last few quarters.

Mike Crawford:    Okay. And regarding the pipeline, you said your four-month pipeline is $31 million. How many deals - do you break that out by number of potential deals as well?

Pat Cline:        We have that data internally, but it's not a number that I'd care to articulate on the call.

Mike Crawford:    And how about how many deals or what percent of deals fell out of the pipeline last quarter?

Pat Cline:        I don't have that information in front of me. I'm sorry. I can tell you that my guess on the number of deals in the pipeline might be somewhere between 80 and 100.

Mike Crawford:    Okay. So that would - and the pipeline last quarter, your
                  four-month pipeline at that time, do you remember what it was?

Pat Cline:        I think it was about the same.

Mike Crawford:    Okay. I think that's it for the NextGen side.

                  On the QSI side how, if at all, do you feel that business is affected by Eastman-Kodak's proposed purchase of PracticeWorks?

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Greg Flynn:       We rarely competed with PracticeWorks on practice management system purchases. When I say rarely, they're typically in the very low end of the market. I certainly don't want to tout, but I do view their purchase of PracticeWorks as an affirmation actually of the clinical product suite that we offer. I think Eastman-Kodak is looking at their lost revenue from sales of film based on the new type of delivery on the clinical product suite, the digital radiography. And that's a similar product to what QSI offers. So I think you're seeing somebody else buying into the concept.

Mike Crawford:    So in other words, the PracticeWorks acquisition of Trophy, that technology is similar to what you use in CPS?

Greg Flynn:       Yes, it is.

Mike Crawford:    Okay. All right. Thank you. And then the last couple of
                  questions I guess are for Lou or perhaps the Board. Has the Board considered - or how do they weigh on a three for two stock split to increase the float?

Louis Silverman:  Mike, this is Lou. It's hard for me to speak for the Board. As best I know, there haven't been any discussions in any material way of stock split. But that's as best as I know.

Mike Crawford:    And what about the growing cash level? Is the Board prepared to address what to do with this? Because, you know, $39 million earning - I don't know - what's it earning, Paul, 1%?

Paul Holt:        Thereabouts.

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Mike Crawford:    You know, I don't think that we're here to invest in a bank, right? So the business is growing, you know, rapidly. And it just seems like that cash should either be, you know, dividended back to investors or deployed to somewhere. In that regard, Lou, what is the status of your kind of M&A analysis that's been ongoing for almost a year now?

Louis Silverman:  A few questions there - let me see if I can hit them in some reasonable order.

                  In terms of any acquisition searches that I'm working on, the work is ongoing. I would say at this point the number of new or good ideas flowing in has really trickled down a lot from perhaps six or nine months ago. I'm still out there looking consistent with how I've described the activity in the past.

                  Relative to the cash position of the company, as we've said historically, we certainly look at cash as an asset; better to have it than not have it. Your point is certainly understood by the management team in terms of making sure that there are diligent discussions at the Board level about the best use and treatment of that cash. And again, I elect not to speak for the Board. I know that the topic of what to do with the cash has been brought up from time to time by a variety of sources to the Board including management. And that's as good as I can tell you right now.

                  That's not to say that there's anything imminent that I know about. I know that the Board is aware of the cash position. They're aware certainly of what alternatives exist in terms of uses for the cash. And it is my belief that on a regular basis the Board takes inventory of cash and the alternatives. And that's where we are.

Mike Crawford:    All right. And then Lou, a final question is would you
                  characterize this quarter as one of unusually high percent of software sales, or would you

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                  expect going forward you to have similar mix that would with it bring these higher gross margins?

Louis Silverman:  On the gross margin question specifically, again without providing guidance, the best I would say is that we have operated in the past within a reasonable band. I don't know if we could call it narrow, but at least it's a discernable band. And without giving any specific guidance or guarantees that we'll always stay in that band, past history would suggest that we will stay in that band. And I think the fact is that our revenue mix from quarter to quarter is subject to a lot of different variables, many of which we don't control.

                  So I think it's difficult for me to try to definitively tell you that the coming quarters would be in a different proportion than what we had in this quarter or any other quarter. We're out there working as hard as we can to close deals. Our implementation staff is rendering hours to the best of the collective abilities of our staff and our customers' ability to implement quickly. And we have all cylinders working as hard as they can. And it's just very hard for me to project with any confidence what the mix is on a go forward basis.

Mike Crawford:    Okay, thank you.

Louis Silverman:  Thanks, Mike.

Operator:         Your next question comes from Gene Mannheimer.

Gene Mannheimer:  Good morning, guys. Great quarter.

Louis Silverman:  Thanks, Gene.

Greg Flynn:       Thank you.

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Gene Mannheimer:  Most of my questions have been answered. But if I can get your comments on perhaps the competitive landscape out there, who are you seeing in the finals of competitive bids, and are you seeing any less of Epic given that they should have their hands full with their Kaiser implementation?

Pat Cline:        No real change in the competitive mix. We are seeing Epic a little bit less. I would agree that they have their hands full. Once again congratulations to them on that deal that is filling their hands. And I'll also say thank you to them for helping us out.

                  We're seeing GE a little bit more. They recently beat us in a competition that was very price sensitive. We're continuing to watch them, but have no fear of them, we're not seeing Amicore very much. We see Misys from time to time on the EMR deals and also A4, Allscipts, PMSI on the EMR side. On the practice management side all the usual suspects - Misys, GE with the product they acquired from Millbrook, Medical Manager, and many, many others.

Gene Mannheimer): Okay. And the deal that you lost to GE, was that a combination of Medical Logic and Millbrook?

Pat Cline:        I believe that one was just on the EMR side.

Gene Mannheimer:  Okay. Okay. Thank you very much.

Pat Cline:        Thanks, Gene.

Operator:         Your next question comes from John Felch.

John Felch:       Hello?

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Pat Cline:        Yes, we're here.

Operator:         Sir, you may proceed with your question.

Pat Cline:        It sounds like, Operator, we need to move on to the next
                  question.

Operator:         Okay.  Your next question comes from William Haus.

William Haus:     (Unintelligible), guys. Continued congratulations, Lou, to you and your team on continued success.

                  I just have a quick follow-up to the Kodak question. Are you expecting to see any merger activity increase there, or has there been any increased interest level in QSI, or what can you say about that market? I mean, I understand Kodak's play there. But will there be any competitive reaction among their competitors?

Greg Flynn:       There's certainly been consolidation already within the
                  industry, if you look at it over the last five years. I don't see any increased trend per se based on this.

William Haus:     Okay. And just about everything else has been asked. I
                  appreciate it. Thank you.

Louis Silverman:  Thank you.

Operator:         Your next question comes from Brandon Osten.

Brandon Osten:    Oh hi. Paul, just some clarification - when you broke out
                  amortization and depreciation; amortization, is that all capitalized software amortization?

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Paul Holt:        Yes.

Brandon Osten:    Okay. And that's all the capitalized software amortization there was in the quarter?

Paul Holt:        Yes, that's correct.

Brandon Osten:    Okay. Thanks a lot, guys.

Operator:         Your next question comes from David Spector.

David Spector:    Hi. Most of my questions have been asked. I just wanted to ask, going back to the competitive situation, in the deals that you've been winning that have been competitive, can you identify the key factors that - you know, is there a pattern to why you think you're winning those deals? And I guess the flip side would be, when you occasionally lose one like the GE deal, what's the key factor?

Pat Cline:        When we win, it tends to be because of product capabilities.
                  We have a product mix that we don't think any of our competition can touch. Both on the EMR side and on the practice management side we think we've got a lead of 18 months or so on our competition.

                  When we lose, it tends to be in a very price sensitive deal. A competitor may come in and sell something for $2,000 or $3,000 per doctor where our price might be $7,000 or $8,000 per doctor. And we do a reasonable amount of discounting. But we're not willing to go to the levels that many of our competitors are willing to go to.

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David Spector:    Right. On the 42 deals that you did in the quarter, how many of those were competitive and how many do you think you were just the only one being considered?

Pat Cline:        Very, very rarely would we be the only one being considered.
                  There may be one or two deals out of that number where we'd be the only one being considered. But just about all of our deals are very competitive.

David Spector:    Okay. Thanks a lot.

Pat Cline:        Thank you.

Operator:         Your next question comes from Corey Tobin.

Corey Tobin:      Hi. Good morning. I just wanted to clarify a couple of points that were discussed earlier. You said of the 42 contracts was it 38 that you said were for new customers?

Pat Cline:        That's correct.

Corey Tobin:      And I know you said you didn't have the average deal size and stuff like that. But do you have a breakout of the 42 how many of them were EMR versus PM versus both?

Pat Cline:        I don't have that information in front of me, though, when we looked at it, which was close to the end of the quarter, it tended to be in the same kind of band, which is roughly half of the deals that we do tend to be both. And the remaining is pretty well mixed between practice management only and EMR only.

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Corey Tobin:      Okay. And then finally with respect to EDI, do you have a
                  feeling for what percentage of the NextGen customer base you're currently providing the EDI services for? Or asked another way, you know, what percentage of your customers use you for EDI services?

Greg Flynn:       In answer to that question it's a little broader because we provide a number of services. I can tell you we feel that our penetration rates, without giving you exact numbers, are still reasonably low within that customer base.

Corey Tobin:      Reasonably as in like less than 50% or...?

Greg Flynn:       Yes.

Pat Cline:        Greg, you might correct me, if I'm wrong, but my guess is that we're under 25%. Do you think that would be accurate?

Greg Flynn:       Yes, I believe that's true. Why I'm a bit hesitant on the
                  answer is we offer a variety of services, and any one customer might be using a small percentage of those services. But yes, it would be less than 25%.

Corey Tobin:      And to be clear, that's just in the NextGen side you're
                  speaking, right?

Greg Flynn:       Correct.

Corey Tobin:      Okay. Great. Thanks.

Louis Silverman:  Thanks, Corey.

Operator:         Your next question comes from John Felch.

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John Felch:       Hello. Sorry about the problem with the phone on the last one.
                  There are a huge number of government standards that will be coming out in the next 12 months that might impact your EMR business, the standardization of an interoperable electronic health record, the NIH license for SNOMED, et cetera. Do you see this changing your products mix, or your development costs, or the scalability of your business in any way?

Pat Cline:        We don't. We're very we think fortunate to have the government focusing and increasing their focus on electronic health records. We really like what they're doing. We've participated in many of the discussions and meetings that their direction has been I think shaped from. So we're pretty excited about it.

John Felch:       Thanks a lot.

Pat Cline:        Thank you.

Operator:         There are no further questions at this time, sir.

Louis Silverman:  All right. Well, we'd like to thank all who've joined us on today's call and look forward to chatting with you again in the fall. Thank you.

Operator:         Thank you for participating in today's conference. You may now disconnect.

                                       END